                                                                  EXHIBIT 12.1






                                                                 December 31,                                      March 31,
                                         ---------------------------------------------------------------- -------------------------
                                          1992          1993          1994           1995          1996         1996          1997
Net income before taxes                   2,001         6,002         9,686         10,810        12,801        2,532         3,594
Fixed charges                             1,363         1,811         1,474          2,950         4,999        1,341         1,462
                                          -----         -----        ------         ------        ------        -----         -----

Earnings                                  3,364         7,813        11,160         13,760        17,800        3,873         5,056

Ratio of Earnings to Fixed Charges:        2.47          4.31          7.57           4.66          3.56         2.89          3.46